Exhibit 23.2

CONSENT OF INDEPENDENT

ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Livongo Health, Inc. of our report dated April 26, 2019, relating to the financial statements of Retrofit Inc. which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CJBS, LLC

Northbrook, IL

June 27, 2019